The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

PCCW Limited
SUNDAY COMMUNICATIONS LIMITED
(Incorporated in Hong Kong with limited liability)	(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 0008)	(Stock Code: 0866)

PCCW Mobile Holding No. 2 Limited
(Incorporated in the British Virgin Islands with limited liability)

JOINT ANNOUNCEMENT
PROPOSED PRIVATISATION OF
SUNDAY COMMUNICATIONS LIMITED
BY
PCCW MOBILE HOLDING NO. 2 LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
(UNDER SECTION 86 OF THE COMPANIES LAW),
AT THE CANCELLATION PRICE OF HK$0.65 PER SCHEME SHARE

The directors of PCCW, PCCW Mobile and SUNDAY jointly announce that on 27th September, 2005, PCCW Mobile requested the directors of SUNDAY to put forward a Proposal to the Scheme Shareholders regarding a proposed privatisation of SUNDAY by way of a scheme of arrangement under Section 86 of the Companies Law.

PCCW Mobile, an indirect wholly-owned subsidiary of PCCW, proposes that all Scheme Shares will be cancelled in exchange for the payment to each Scheme Shareholder of an amount of HK$0.65 in cash for each Scheme Share. As at the date of this announcement, the Scheme Shareholders were interested in 617,327,744 Shares representing approximately 20.65% of the issued share capital of SUNDAY and PCCW Mobile was interested in 2,372,672,256 Shares, representing approximately 79.35% of the issued share capital of SUNDAY.

The amount of cash required in order to effect the Proposal is approximately HK$401.3 million. The consideration payable under the Scheme will be financed out of internal resources of the PCCW Group. Citigroup, the financial adviser to the PCCW Group, is satisfied that sufficient financial resources are available to PCCW Mobile for the implementation of the Proposal.

As at the date of this announcement, there were no outstanding options, warrants or convertible securities issued by SUNDAY.

The Proposal will be implemented by way of the Scheme. Following the Effective Date, the listing of the Shares on the Stock Exchange and the quotation of ADSs on NASDAQ will be withdrawn and SUNDAY will become a wholly-owned subsidiary of PCCW Mobile. The Proposal is conditional upon the fulfilment or waiver, as applicable, of the conditions as described in the section headed "Conditions of the Proposal" below. All conditions will have to be fulfilled or waived, as applicable, on or before 30th April, 2006 (or such later date as PCCW Mobile and SUNDAY may agree and the Court may allow), otherwise the Proposal will lapse.

The listing of the Shares on the Stock Exchange will not be withdrawn if the Proposal is not approved or lapses.

SUNDAY will send to its Shareholders a document containing further details of the Proposal and the Scheme, the expected timetable, an explanatory statement as required under the Court's rules, information regarding SUNDAY, PCCW Mobile and PCCW, the recommendations of the independent board committee of SUNDAY in respect of the Proposal, a letter of advice from the independent financial adviser to such independent board committee, a notice of the Court Meeting and a notice of the EGM as well as the particulars required by the Takeovers Code.

At the request of SUNDAY, trading in the Shares on the Stock Exchange was suspended from 9:30 a.m. on Tuesday, 27th September, 2005, pending the issue of this announcement. An application has been made by SUNDAY to the Stock Exchange for the resumption of trading in the Shares with effect from 9:30 a.m. on Wednesday, 28th September, 2005 on the Stock Exchange.

Shareholders of SUNDAY and potential investors should be aware that the implementation of the Proposal is subject to the conditions set out below being fulfilled or waived, as applicable, and thus may or may not become effective. They are advised to exercise caution when dealing in the Shares.

INTRODUCTION

On 27th September, 2005, PCCW Mobile requested the directors of SUNDAY to put forward a proposal to the Scheme Shareholders regarding a proposed privatisation of SUNDAY by way of the Scheme involving the cancellation of all the Scheme Shares, as a result of which it is intended that SUNDAY will become a wholly-owned subsidiary of PCCW Mobile.

TERMS OF THE PROPOSAL

The Scheme will provide that the Scheme Shares be cancelled and, in consideration thereof, each Scheme Shareholder will be entitled to receive HK$0.65 in cash for every Scheme Share held.

The Price represents:

  a premium of approximately 6.6% over the closing price of HK$0.61 per Share as quoted on the Stock Exchange on Monday, 26th September, 2005 (being the last trading day prior to the suspension of trading in the Shares pending the issue of this announcement);

  a premium of approximately 8.3% over the average closing price of about HK$0.60 per Share based on the daily closing prices as quoted on the Stock Exchange over the 5 trading days up to and including Monday, 26th September, 2005;

  a premium of approximately 3.2% over the average closing price of about HK$0.63 per Share based on the daily closing prices as quoted on the Stock Exchange over the 30 trading days up to and including Monday, 26th September, 2005;

  a premium of approximately 14.0% over the average closing price of about HK$0.57 per Share based on the daily closing prices as quoted on the Stock Exchange over the 120 trading days up to and including Monday, 26th September, 2005;

  a premium of approximately 177.2% to the audited consolidated net asset value per Share of about HK$0.2345 (which has been restated in SUNDAY's interim report for the six months ended 30th June, 2005) as at 31st December, 2004; and

  a premium of approximately 204.0% to the unaudited consolidated net asset value per Share of about HK$0.2138 as at 30th June, 2005.

As at the date of this announcement, there were 2,990,000,000 Shares in issue and the Scheme Shareholders were interested in 617,327,744 Shares, representing approximately 20.65% of the issued share capital of SUNDAY. At the Price, which was arrived at after taking into account the factors set out in the section headed "Reasons for the Proposal", the Proposal values the entire issued share capital of SUNDAY at approximately HK$1,943.5 million.

The amount of cash required in order to effect the Proposal is approximately HK$401.3 million. The consideration payable under the Scheme will be financed out of internal resources of the PCCW Group. Citigroup, the financial adviser to PCCW and PCCW Mobile, is satisfied that sufficient financial resources are available to PCCW Mobile for the implementation of the Proposal.

Following the Scheme becoming effective, the Shares underlying each ADS will be cancelled and holders of ADSs will receive HK$0.65 for each such Share less any fees and expenses of the Depositary in connection with the currency conversion and cancellation of ADSs. The Depositary (as the registered holder of the Shares underlying the ADSs) will receive an amount in Hong Kong dollars equal to the payable in respect of all Shares held by the Depositary. Once the Depositary has received the funds and converted the funds to US dollars, holders, upon surrender of their ADSs in accordance with the terms of the Deposit Agreement, will receive their net pro-rata portion of the consideration from the Depositary.

CONDITIONS OF THE PROPOSAL

The Proposal will become effective and binding on SUNDAY and all Scheme Shareholders subject to the fulfilment or waiver (as applicable) of the following conditions:

(a) the approval of the Scheme (by way of poll) by a majority in number of the Scheme Shareholders representing not less than seventy-five percent in nominal value of the Shares of the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting, provided that:

(i)  the Scheme is approved (by way of poll) by Independent Shareholders holding not less than 75% in nominal value of those Scheme Shares that are voted either in person or by proxy at the Court Meeting; and

(ii) the Scheme is not disapproved (by way of poll) by Independent Shareholders at the Court Meeting holding more than 10% in nominal value of all the Scheme Shares held by the Independent Shareholders;

(b) the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting, in person or by proxy, at the EGM, to approve and give effect to the reduction of the authorised and issued share capital of SUNDAY by canceling and extinguishing the Scheme Shares and, immediately thereafter, increase the authorized share capital of SUNDAY to the amount prior to the cancellation of the Scheme Shares and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full and issue to PCCW Mobile such number of new Shares as is equal to the number of Scheme Shares cancelled;

(c) the Court's sanction of the Scheme (with or without modifications) and, to the extent necessary, its confirmation of the reduction of the share capital of SUNDAY and the delivery to the Registrar of Companies in the Cayman Islands of a copy of the order of the Court for registration;

(d) compliance, to the extent necessary, with the procedural requirements of Section 15 of the Companies Law and compliance with any conditions imposed under Section 16 of the Companies Law in each case in relation to the reduction of the issued share capital of SUNDAY;

(e) all Authorisations in connection with the Proposal having been obtained or made from, with or by (as the case may be) the Relevant Authorities in the Cayman Islands and/or Hong Kong and/or any other relevant jurisdictions;

(f) all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Proposal or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Scheme becomes effective; and

(g) all necessary consents (other than any that may be required from any member of the PCCW Group) which may be required under any existing contractual obligations of SUNDAY and/or its subsidiaries being obtained and remaining in full force and effect without modification.

PCCW Mobile reserves the right to waive condition (g), either in whole or in respect of any particular matter. In the event that condition (e) and/or condition (f) is not/are not fulfilled, PCCW Mobile reserves the right to assess the materiality of such non-fulfillment and to waive the fulfillment of any such condition to such extent as it considers appropriate. Conditions (a) to (d) cannot be waived in any event. All of the above conditions will have to be fulfilled or waived, as applicable, on or before 30th April, 2006 (or such other date as PCCW Mobile and SUNDAY may agree and the Court may allow), otherwise the Proposal will lapse.

Assuming that the above conditions are fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on or before 30th April, 2006.

Shareholders of SUNDAY and/or potential investors should be aware that implementation of the Proposal is subject to the conditions set out above being fulfilled or waived, as applicable, and thus the Proposal may or may not become effective. They are advised to exercise caution when dealing in the Shares of SUNDAY.

INTENTION OF PCCW MOBILE WITH REGARD TO SUNDAY

It is the intention of PCCW Mobile to maintain the existing business of the SUNDAY Group upon the successful privatisation of SUNDAY, and PCCW Mobile has no intention to seek a listing of the Shares on any stock exchange in the foreseeable future.

WITHDRAWAL OF LISTING OF SHARES

Upon the Scheme becoming effective, all Scheme Shares will be cancelled. Share certificates for the Shares held by the Scheme Shareholders will thereafter cease to have effect as documents of, or evidence of, title. SUNDAY will apply to the Stock Exchange for the withdrawal of the listing of the Shares on the Stock Exchange. The Scheme Shareholders will be notified of the exact dates of the Court Meeting and the EGM to approve and give effect to the Scheme, and the dates on which the Scheme and the withdrawal of the listing of the Shares on the Stock Exchange will become effective. The Scheme will lapse if it does not become effective on or before 30th April, 2006 (or such later date as PCCW Mobile and SUNDAY may agree and the Court may allow), and the Scheme Shareholders will be notified by way of a press announcement accordingly. A detailed timetable for the Proposal will be included in a Scheme document of SUNDAY to be despatched to the Shareholders, which will also contain, inter alia, further details of the Proposal.

The listing of the Shares on the Stock Exchange will not be withdrawn if the Proposal is not approved or lapses.

SHAREHOLDING STRUCTURE OF SUNDAY

The table below sets out the shareholding structure of SUNDAY as at the date of this announcement and immediately following implementation of the Proposal:

			Immediately following
	As at the date of this		implementation of the
Shareholders	announcement		Proposal
	Number of	%	Number of	%
	Shares		Shares

PCCW Mobile	2,372,672,256	79.35	2,990,000,000	100
Huawei Tech Investment	296,416,000	9.91	-	-
Co., Limited (Note 1)
Other Public Shareholders	320,911,744	10.74	-	-
Total	2,990,000,000	100.00	2,990,000,000	100.00

Note 1. Shareholding interest as at 30th June, 2005, based on information contained in SUNDAY's Interim Report 2005.

Following the Effective Date and the withdrawal of listing of the Shares on the Stock Exchange, SUNDAY will become a wholly-owned subsidiary of PCCW Mobile.

As at the date of this announcement, no Share options granted or agreed to be granted by SUNDAY remain outstanding and there are no other outstanding warrants or convertible securities of SUNDAY.

Reasons for the Proposal

The PCCW Board is of the view that the ability of SUNDAY to take advantage of its listed status to raise funds from equity markets might be limited and the costs associated with the maintenance of SUNDAY's listing on the Stock Exchange and registration of the ADS with the SEC may no longer be warranted. During the Pre-Announcement Period, the average daily trading volume was approximately 23 million Shares (equivalent to HK$10.8 million based on the average closing share price of the same period), representing only 0.8% of the total issued Shares of SUNDAY. Adding to the fact that the public float was reduced to 20.65% after PCCW Mobile's mandatory general offer, liquidity of the Shares is further limited.

The Proposal represents a good opportunity for the Scheme Shareholders to realize their investments at a price significantly above historical trading levels of Shares. The Price of HK$0.65 represents an attractive premium to the average closing price in the Pre-Announcement Period. It represents a 22.6% premium to the closing price of HK$0.53 on 10th June, 2005, the last trading day of the Pre-Announcement period; a 29.6% premium to the average closing price of HK$0.5015 for the last 10 trading days of the Pre-Announcement Period; and a 40.0% premium to the average closing price of HK$0.464 for the last 180 trading days of the Pre-Announcement Period.

The proposed privatization would further facilitate business integration between SUNDAY and PCCW and capture cost synergies and greater operational efficiency. In addition, the proposed privatisation would further facilitate the plan of SUNDAY and PCCW to offer "fixed-mobile" convergence services and allow more efficient deployment of capital expenditure on next generation communication networks.

Benefit to Scheme Shareholders

The directors of SUNDAY concur with PCCW's view. In view of the low daily trading volume and limited liquidity in the Shares, and the Price per Scheme Share being offered by PCCW Mobile, the directors of SUNDAY also believe that the Proposal provides an opportunity for all Scheme Shareholders to realise their investment in SUNDAY at a premium to the prevailing market price of the Shares. In the circumstances, the directors of SUNDAY have decided to put forward the Proposal to the Scheme Shareholders for their consideration.

INFORMATION ON THE SUNDAY GROUP

The SUNDAY Group is a developer and provider of wireless communications and data services in Hong Kong, and a 3G licence holder. It began commercial operations with GSM 1800 wireless services in 1997 and is also engaged in the provision of 3G services. The Shares are listed on the Stock Exchange and on NASDAQ National Market in the United States of America.

A summary of the audited consolidated financial results of the SUNDAY Group for each of the two years ended 31st December, 2003 and 2004 and the unaudited consolidated financial results of the SUNDAY Group for the six months ended 30th June, 2005 is set out below:
			(Unaudited)
	(Audited)		For the six
	For the year ended		months ended
	31st December,		30th June,
	2003	2004	2005
	HK$'000	HK$'000	HK$'000
Turnover	1,260,041	1,158,609	561,063
Operating profit/(loss)	81,859	31,884	(49,564)
Profit/(Loss) for the year attributable to shareholders	27,172	5,544	(61,813)

The unaudited consolidated net assets of the SUNDAY Group as at 30th June, 2005 and the audited consolidated net assets of the SUNDAY Group as at 31st December, 2004 were approximately HK$639,411,000 and HK$701,224,000 (which has been restated in SUNDAY's interim report for the six months ended 30th June, 2005) respectively.

INFORMATION ON PCCW MOBILE AND THE PCCW GROUP

PCCW Mobile was incorporated in the British Virgin Islands with limited liability and is an indirect wholly-owned subsidiary of PCCW. The principal business activity of PCCW Mobile is investment holding of its interests in SUNDAY.

The principal activities of the PCCW Group are the provision of local and international telecommunications services, internet and interactive multimedia services, the sale and rental of telecommunications equipment and the provision of computer, engineering and other technical services, mainly in Hong Kong; investment in, and development of, systems integration and technology-related businesses; and investment in, and development of, infrastructure and properties in Hong Kong and elsewhere in the People's Republic of China.

US AND OTHER OVERSEAS SHAREHOLDERS OF SUNDAY

The making of the Proposal to persons not resident in Hong Kong may be subject to the laws of the relevant jurisdictions. Such persons should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any overseas Scheme Shareholders of SUNDAY wishing to accept the Proposal to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, and the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

ADS holders cannot vote at the Court Meeting or the EGM directly but may instruct the Depositary to vote pursuant to the terms of the Deposit Agreement. Persons holding ADSs indirectly must rely on the procedures of the bank, broker or financial institution in which such ADSs are held. The Scheme document will contain definitive instructions about how to vote the ADSs.

ADS holders may also elect to become holders of Shares by surrendering their ADSs and withdrawing the Shares represented by ADSs. Such ADS holders must pay a fee of US$0.04 per ADS and may incur other fees and expenses, including taxes and governmental charges payable in connection with such surrender and withdrawal.

Upon the effectiveness of the Scheme, the ADS will cease to trade on NASDAQ.

NOTICE TO US HOLDERS

This business combination is made for the securities of a foreign company. The Scheme is subject to disclosure requirements of Hong Kong that are different from those of the United States. Any financial statements included in the Scheme document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for ADS holders to enforce their rights and any claim ADS holders may have arising under the federal securities laws, since PCCW and SUNDAY are located in Hong Kong and PCCW Mobile is located in the British Virgin Islands, and some or all of their respective officers and directors may be residents of Hong Kong or other foreign countries.

ADS holders may not be able to sue either PCCW, SUNDAY or PCCW Mobile or its officers or directors in Hong Kong or another foreign court for violations of the US securities laws. It may be difficult to compel either PCCW, SUNDAY, PCCW Mobile or their affiliates to subject themselves to a US court's judgment.

ADS holders should be aware that the issuer may purchase securities otherwise than under the Scheme, such as in open market or privately negotiated purchases.

MEETINGS

As at the date of this announcement, PCCW Mobile was interested in 2,372,672,256 Shares, representing approximately 79.35% of the issued share capital of SUNDAY. The Shares in which PCCW Mobile is interested will not form part of the Scheme Shares and it will not vote at the Court Meeting. In view of the interests of PCCW Mobile in the Proposal, any holders of Scheme Shares who are acting in concert with PCCW Mobile will not vote at the Court Meeting. In addition, a director of SUNDAY who is also an employee of a subsidiary of PCCW and who holds, at the date of this announcement, 4,000 Scheme Shares (representing approximately 0.0001% of the issued share capital of SUNDAY) will not vote at the Court Meeting.

PCCW Mobile has indicated that if the Scheme is approved at the Court Meeting, it will vote in favour of the special resolution to be proposed at the EGM to approve and give effect to the Scheme (including the cancellation of the Scheme Shares and the reduction of the issued share capital of SUNDAY).

SFC RULING

On 13th June, 2005, PCCW announced that it had entered into two conditional agreements to purchase (or procure the purchase by one of its wholly-owned subsidiaries) an aggregate of 1,790,134,000 Shares, representing approximately 59.87% of the then issued share capital of SUNDAY, for an aggregate consideration of HK$1,163,587,100 in cash, being a price of HK$0.65 per Share.

Completion of the agreements took place on 22nd June, 2005 and the Shares were acquired by PCCW Mobile as a wholly owned subsidiary of PCCW. PCCW Mobile was therefore required under Rule 26.1 of the Takeovers Code to make a mandatory unconditional cash offer to acquire all the issued Shares, other than those already owned by it. The offer was made by Citigroup on behalf of PCCW Mobile, together with an unconditional cash offer under Rule 13 of the Takeovers Code to cancel all outstanding share options granted by SUNDAY under its share option scheme. The composite offer and response document was despatched to the Shareholders and optionholders of SUNDAY on 8th July, 2005.

On 9th September, 2005, being the final closing date of the offer, PCCW Mobile owned in aggregate 2,372,672,256 Shares, representing approximately 79.35% of the issued share capital of SUNDAY. In addition, all outstanding share options had either been cancelled or had lapsed under the terms of SUNDAY's share option scheme.

PCCW Mobile has sought, and been granted, a ruling under the Takeovers Code from the Executive that PCCW Mobile be permitted to immediately proceed with a scheme of arrangement to privatise SUNDAY at a price per Share of HK$0.65, as contemplated by the Proposal. Based on representations made to the Executive by PCCW Mobile, the Executive has ruled that PCCW Mobile is permitted by the Takeovers Code to proceed with the proposed privatisation, on the following grounds (amongst others):

(a) That Rule 31.1 of the Takeovers Code is not applicable to the Proposal, as PCCW Mobile's previous mandatory general offer was an unconditional offer at the outset.

(b) Note 3 to Rules 31.1, 31.2 and 31.3 of the Takeovers Code is not applicable since PCCW Mobile's previous mandatory general offer should not properly be regarded as an "unsuccessful privatization offer" for the purposes of that Note.

(c) The Proposal is clearly distinguishable from the circumstances considered in the Takeovers and Mergers Panel's decision in The Kwong Sang Hong International Limited in 1997, which related to an application under Rule 31.1(a)(i) of the Takeovers Code.  The Proposal is not subject to Rule 31.1 of the Takeovers Code, for the reason referred to in (a) above.

In making its ruling, the Executive also noted that a smaller size of disinterested Shareholding, of only 2.065 percent of the entire issued share capital of SUNDAY, would be in a position to disapprove the Proposal under condition (a) of the "Conditions of the Proposal" set out above, which reflects the requirements of Rule 2.10 of the Takeovers Code.

Pursuant to Rule 31.3 of the Takeovers Code, the cancellation price for the Scheme Shares may not be higher than that offered under the mandatory unconditional cash offer made by Citigroup on behalf of PCCW Mobile to acquire all the issued Shares, other than those already owned by PCCW Mobile, referred to above. Accordingly, the proposal is consistent with General Principle 1 of the Takeovers Code, which requires all shareholders to be treated even-handedly and all shareholders of the same class to be treated similarly.

PUBLIC FLOAT - WAIVER IN RESPECT OF SUNDAY SHARES

SUNDAY has been granted a waiver by the Stock Exchange from strict compliance with Rule 8.01(1)(a) of the Listing Rules during the period from 9th September, 2005 to 8th October, 2005 for the purposes of restoring the public float to not less than 25% of the issued share capital of SUNDAY. In light of the Proposal and the Scheme, on expiry of the waiver, SUNDAY proposes to apply to the Stock Exchange pursuant to Rule 8.08(1)(c) of the Listing Rules for a waiver from strict compliance with Rule 8.08(1)(a) of the Listing Rules from 9th October, 2005 up to the earlier of (1) the date of the withdrawal of the listing of the Shares on the Stock Exchange, or (2) the date which is one month after the Scheme lapses, or (3) such other date as the Stock Exchange may deem appropriate.

GENERAL

Citigroup has been appointed as the financial adviser to PCCW and PCCW Mobile in connection with the Proposal.

During the period commencing six months prior to 27th September, 2005 being the date of this announcement, PCCW, PCCW Mobile and parties presumed under the Takeovers Code to be acting in concert with them have had the following dealings in the Shares:-

Entity	Dealing	Counterparty	No. of Shares

PCCW Mobile	Acquisition	Distacom Hong Kong Limited	1,380,000,000

	Acquisition	Townhill Enterprises Limited	410,134,000

	Acquisition	A wholly-owned subsidiary of	19,854,000
		Cheung Kong (Holdings)
		Limited

	Acquisition	A private company controlled	5,127,000
		by Mr. Li Ka Shing

	Acquisition	Public Shareholders	557,557,256

A wholly-owned subsidiary	Disposal	PCCW Mobile	19,854,000
of Cheung Kong (Holdings) Limited

A private company	Disposal	PCCW Mobile	5,127,000
controlled by Mr. Li Ka Shing

An independent board committee of SUNDAY will be established to advise the Independent Shareholders in connection with the Proposal. An independent financial adviser will be appointed to advise the independent board committee of SUNDAY in connection with the Proposal. An announcement will be made by SUNDAY after it has appointed an independent financial adviser to advise the independent board committee.

A document containing, amongst other things, further details of the Proposal and the Scheme, the expected timetable, an explanatory statement as required under the Court's rules, the recommendations of the independent board committee of SUNDAY with respect to the Proposal, a letter of advice from the independent financial adviser to such independent board committee, a notice of the Court Meeting and a notice of the EGM as well as the particulars required by the Takeovers Code will be despatched to the Shareholders as soon as practicable.

FORWARD-LOOKING STATEMENTS

This announcement contains certain forward-looking statements. The words "believe", "intend", "is confident", "expect", "anticipate", "project", "estimate", "predict" and similar expressions are intended to identify forward-looking statements. These statements are not historical facts or guarantees of future performance. Actual results could differ materially from those expressed or implied in such forward-looking statements. Such forward-looking statements are based on PCCW's and SUNDAY's current assumptions and expectations and are subject to risks and uncertainties that could significantly affect expected results. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements are discussed herein and in PCCW's reports furnished to or filed with the SEC, including, but not limited to the section "Forward-Looking Statements" and certain other sections of PCCW's 2004 Annual Report on Form 20-F filed with the SEC on 12th May, 2005 and PCCW's 2005 Interim Report on Form 6-K furnished with the SEC on 21st September, 2005, and in SUNDAY's reports furnished to or filed with the SEC, including, but not limited to the section "Forward-Looking Statements" and certain other sections of SUNDAY's 2004 Annual Report on Form 20-F filed with the SEC on 1st July, 2005 and amended on 6th July, 2005.

SUSPENSION AND RESUMPTION OF TRADING

At the request of SUNDAY, trading in the Shares on the Stock Exchange was suspended from 9:30 a.m. on Tuesday, 27th September, 2005, pending the issue of this announcement. An application has been made by SUNDAY to the Stock Exchange for the resumption of trading in the Shares with effect from 9:30 a.m. on Wednesday, 28th September, 2005 on the Stock Exchange.

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

"acting in concert"	shall have the meaning set out in the Takeovers Code

" ADSs"	American depositary shares of SUNDAY, evidenced by American depositary receipts ("ADRs"), each ADS representing 100 Shares

" Authorisations"	all necessary authorisations, registrations, filings, rulings, consents, permissions and approvals in connection with the Proposal

" Citigroup"

Citigroup Global Markets Asia Limited. A deemed licensed corporation under the Securities and Futures Ordinance, licensed to carry on Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 7 (providing automated trading services) of the regulated activities

"Companies Law"	the Companies Law Cap. 22 (Law 3 of 1961) as consolidated and revised of the Cayman Islands

"Court"	the Grand Court of the Cayman Islands

"Court Meeting"	a meeting of the Scheme Shareholders to be convened at the direction of the Court at which the Scheme will be voted upon

"Deposit Agreement"	Deposit Agreement, dated as of 15th March, 2000, as amended, among SUNDAY, the Depositary and each owner and holder from time to time of ADRs issued thereunder

"Depositary"	The Bank of New York, as depositary under the Deposit Agreement

"Effective Date"	the date the Scheme becomes effective in accordance with the Companies Law

"Executive"	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director

"EGM"	the extraordinary general meeting of SUNDAY to be convened to be held immediately following the Court Meeting to consider the capital reduction and the Scheme

"Hong Kong"	the Hong Kong Special Administrative Region of the People's Republic of China

"HK$"	Hong Kong dollar(s), the lawful currency of Hong Kong

"Independent Shareholders"	Shareholders other than PCCW Mobile and parties acting in concert with PCCW Mobile

"Listing Rules"	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

"PCCW Mobile"	PCCW Mobile Holding No. 2 Limited, a company incorporated in the British Virgin Islands with limited liability, an indirect wholly-owned subsidiary of PCCW and which is beneficially interested in 2,372,672,256 Shares, representing approximately 79.35% of the issued share capital of SUNDAY as at the date of this announcement

"PCCW"	PCCW Limited, a company incorporated in Hong Kong with limited liability, the shares of which are listed on the Stock Exchange

"PCCW Group"	PCCW and its subsidiaries, but excluding the SUNDAY Group

"Pre-Announcement Period"	being the one-year period from 11th June, 2004 to 10th June, 2005, which is the last trading day prior to PCCW's announcement made on 13th June, 2005 regarding a potential general offer

"Price"	a price of HK$0.65 per Scheme Share payable to the Scheme Shareholders under the Scheme

"Proposal"	the proposal for the privatisation of SUNDAY by PCCW Mobile by way of the Scheme

"Relevant Authorities"	appropriate governments and/or governmental bodies, regulatory bodies, courts or institutions including the SFC and the Stock Exchange

"Scheme"	a scheme of arrangement under Section 86 of the Companies Law between SUNDAY and the Scheme Shareholders involving the cancellation of all the Scheme Shares

"Scheme Share(s)"	Share(s) held by Shareholder(s) other than PCCW Mobile

"Scheme Shareholder(s)"	Shareholder(s) other than PCCW Mobile

"SEC"	the United States Securities and Exchange Commission

"SFC"	the Securities and Futures Commission of Hong Kong

"Share(s)"	share(s) of HK$0.10 each in the share capital of SUNDAY

"Shareholder(s)"	holder(s) of the Shares

"Stock Exchange"	The Stock Exchange of Hong Kong Limited

"SUNDAY"	SUNDAY Communications Limited, a company incorporated in the Cayman Islands with limited liability, the Shares of which are listed on the Stock Exchange and on NASDAQ National Market in the United States of America

"SUNDAY Group"	SUNDAY and its subsidiaries

"Takeovers Code"	The Hong Kong Code on Takeovers and Mergers

"US"	the United States of America

"US$"	United States dollar(s), the lawful currency of the US

By Order of the board of	By Order of the board of
PCCW Limited	SUNDAY Communications Limited
Hubert Chak	Alexander Anthony Arena
Company Secretary	Chairman

By Order of the board of
PCCW Mobile Holding No. 2 Limited
Winnie King Yan Siu Morrison
Director

Hong Kong, 27th September, 2005

As at the date of this announcement, the directors of PCCW are as follows:

Executive Directors:
Li Tzar Kai, Richard (Chairman); So Chak Kwong, Jack (Deputy Chairman and Group Managing Director); Yuen Tin Fan, Francis (Deputy Chairman); Peter Anthony Allen; Alexander Anthony Arena; Chung Cho Yee, Mico; Lee Chi Hong, Robert; Dr Fan Xingcha

Non-Executive Directors:
Sir David Ford, KBE, LVO; Zhang Chunjiang; Dr Tian Suning (Deputy Chairman)

Independent Non-Executive Directors:
Prof Chang Hsin-kang; Dr Fung Kwok King, Victor; Dr The Hon Li Kwok Po, David, GBS, JP; Sir Roger Lobo, CBE, LLD, JP; Aman Mehta; The Hon Raymond George Hardenbergh Seitz

As at the date of this announcement, the directors of SUNDAY are as follows:

Executive Directors:
Alexander Anthony Arena (Chairman); Chan Kee Sun, Tom; Chan Wing Wa; Chow Ding Man, Gary; Hui Hon Hing, Susanna; Kwok Yuen Man, Marisa

Non-Executive Director:
Hongqing Zheng

Independent Non-Executive Directors:
John William Crawford; Henry Michael Pearson Miles; Robert John Richard Owen

As at the date of this announcement, the directors of PCCW Mobile are Winnie King Yan Siu Morrison and Lim Beng Jin.

The directors of PCCW (other than Mr. Zhang Chunjiang and The Hon Raymond George Hardenbergh Seitz who were out of Hong Kong and could not be contacted) jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the SUNDAY Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the PCCW Group, the omission of which would make any statement in this announcement misleading.

The directors of SUNDAY (other than Mr. Hongqing Zheng who was out of Hong Kong and could not be contacted) jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the PCCW Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the SUNDAY Group, the omission of which would make any statement in this announcement misleading.

The directors of PCCW Mobile jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the SUNDAY Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the PCCW Group, the omission of which would make any statement in this announcement misleading.